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                                                                    EXHIBIT 99.1

                              [SONUS PHARMACEUTICALS LOGO] SONUS pharmaceuticals

NEWS RELEASE

CONTACT: PAMELA L. DULL, (425) 487-9500, EXT. 255

         SONUS PHARMACEUTICALS RAISES $15.2 MILLION IN PRIVATE PLACEMENT

      FUNDS WILL BE USED FOR CLINICAL TRIALS AND TO ACCELERATE PRECLINICAL
                              DEVELOPMENT PROGRAMS

BOTHELL, WA (MAY 11, 2004) - Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS), an oncology drug development company, today announced the completion of a private placement that raised approximately $15.2 million in gross proceeds (net proceeds of approximately $14.4 million) with a select group of institutional investors. In connection with the financing, the Company issued 2.9 million shares of common stock at a price of $5.25. Granite Financial Group, Inc., based in San Diego, acted as the placement agent for the financing.

Sonus expects to use proceeds of the sale primarily for the continuing advancement of its lead product candidate, TOCOSOL(TM) Paclitaxel, currently in Phase 2b clinical trials, as well as to accelerate the preclinical development of other oncology product candidates. In 2003, the Company completed patient enrollment in Phase 2a clinical studies of TOCOSOL Paclitaxel in non-small cell lung, ovarian and bladder cancers.

"Our key strategic initiatives remain on track, and this private placement gives us greater leverage to achieve those objectives over the next 12 months," said Michael A. Martino, President and CEO of Sonus. "In addition to providing resources and the flexibility to broaden our product development pipeline, the financing enhances our ability to drive the multi-path strategy for regulatory approval of TOCOSOL Paclitaxel and strengthens the foundation for our corporate development activities."

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of Sonus.

About Sonus Pharmaceuticals

Sonus is developing a number of potential product candidates for the treatment of cancer using its proprietary TOCOSOL(TM) drug delivery system, a vitamin-E based emulsion technology. The development of cancer therapeutics with the TOCOSOL technology may result in products that can be delivered more safely and effectively. The Company's lead product is TOCOSOL Paclitaxel, a novel formulation of paclitaxel, one of the most widely prescribed cancer drugs on the market today. The product offers the convenience of a ready-to-use formulation, which does

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not require reconstitution, dilution or preparation as is required with the marketed paclitaxel products. In clinical trials to date, TOCOSOL Paclitaxel is demonstrating promising safety and anti-tumor activity in cancer patients who have failed prior chemotherapeutic regimens. The product appears to be well tolerated by patients and is given in a short 15-minute infusion compared to the prolonged three-hour infusion required with available paclitaxel products. With patient enrollment complete in the Phase 2a clinical program for TOCOSOL Paclitaxel, Sonus has initiated additional clinical studies to provide data that will be the basis for new drug applications submitted to the U.S. Food and Drug Administration and other regulatory authorities around the world.

The Company's news releases and other corporate information are available at www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products. As discussed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company's products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; and risks of successful development of additional drug delivery products.

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